Exhibit 8.2

May 23, 2013

[S&C Letterhead]

GETCO Holding Company, LLC

350 N. Orleans Street

Chicago, Illinois 60654

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to GETCO Holding Company LLC, a Delaware limited liability company (“GETCO”), in connection with the Mergers contemplated by the Amended and Restated Agreement and Plan of Merger (the “Agreement”), dated as of December 19, 2012 and amended and restated as of April 15, 2013, by and among GETCO, GA-GTCO, LLC, a Delaware limited liability company (“Blocker”), Knight Capital Group, Inc., a Delaware corporation (“Knight”) KCG Holdings, Inc. (formerly Knight Holdco, Inc.), a Delaware corporation (the “Company”), Knight Acquisition Corp, a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub A”), GETCO Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub B”) and GA-GTCO Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub C”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion concerning certain United States federal income tax consequences of the Mergers.

In providing our opinion, we have examined the Agreement, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Mergers (the “Registration Statement”), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In rendering this opinion, we have relied upon the representations set forth in (i) the letter of representation from GETCO to us, dated May 23, 2013, (ii) the letter of representation from Knight, the Company, Merger Sub A, Merger Sub B, and Merger Sub C to us, dated May 23, 2013, and (iii) the letter of representation from Blocker to us dated May 23, 2013. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the transactions contemplated by the Agreement and the parties referred to in the Agreement and the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement or the Registration Statement regarding the “knowledge,” “intention” or “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. If any of the above described assumptions are untrue for any reason or if the transactions contemplated by the Agreement are consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

We hereby confirm to you that it is our opinion that the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Mergers,” insofar as it relates to matters of United Stated federal income tax law and subject to the qualifications and limitations contained herein and therein, is correct in all material respects and that, for United States federal income tax purposes, the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code.

The opinion is based upon existing provisions of the Code, the Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service (the “IRS”) and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such changes. No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of any aspect of the Mergers. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion. Further, no assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusion stated herein. The opinion expressed herein are as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur or become effective. In the event any one of the statements, representations, warranties or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Sullivan & Cromwell LLP